Exhibit 99.1
Press Release Dated November 21, 2011

Two Rivers Water Company Receives Loan Approval From Colorado Water Conservation Board

DENVER, Nov. 21, 2011 /PRNewswire/ -- Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com), announced today that the Colorado Water Conservation Board (“CWCB”), approved a $1,185,000 loan to Two Rivers for water infrastructure improvements.  The CWCB is a state-wide agency founded in 1937 to support water conservation and flood control in Colorado.

“We are very appreciative of the support by the CWCB,” commented Gary Barber, COO of Two Rivers.  “This loan will restore a reservoir constructed in 1905 to put it back on line for irrigated agriculture.  Restoration of existing storage facilities is a cost effect use of funds and will improve our ability to bring farm land into production.”

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin in southern Colorado. At the present time, Two Rivers Water operates two core businesses, organic crop production from high yield irrigated farmland and water distribution to municipal markets in Huerfano County and other municipalities on the front range of Colorado. We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

The Investor Relations Group
Dillon Heins
212.825.3210